Exhibit 10.3

HANGER, INC.

Non-Qualified Stock Option Agreement

THIS AGREEMENT (this “Agreement”) is made by and between HANGER, INC., a Delaware corporation (the “Company”), and the optionee (“Optionee”) identified on the Company’s online electronic list of persons to whom an option has been granted by the Company.

W I T N E S S E T H:

WHEREAS, the Company desires to grant to Optionee a non-qualified stock option under the Company’s 2016 Omnibus Incentive Plan (the “Plan”) to purchase shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), in consideration for Optionee’s service to the Company.

NOW, THEREFORE, the parties hereto, intending to be legally bound, do agree as follows:

1.                                      Grant of Option.  Subject to the terms and conditions of this Agreement and the Plan, the Company hereby grants to Optionee the right and option to purchase from the Company all or part of the number of shares of Common Stock as set forth on the Company’s online electronic list as being granted to the Optionee effective as of the date shown on the Company’s online electronic list as being the date of grant to the Optionee (the “Grant Date”).  This option is not intended to constitute an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

2.                                      Option Price and Time of Exercise.  The per-share purchase price at which the shares subject to option hereunder may be purchased by Optionee pursuant to the exercise of this option shall be the closing sale price per share of the Common Stock on the New York Stock Exchange on the date preceding the Grant Date.  Optionee’s right to exercise this option shall vest as to 25% of the shares of Common Stock underlying the option at the end of each of the first four years following the Grant Date.  The right to exercise this option shall be cumulative to the extent not theretofore exercised.  The right to exercise the option shall in all events expire, except as provided in Paragraph 5 below, on the day preceding the tenth anniversary of the Grant Date (the “Grant Expiration Date”).

3.                                      Method of Exercise and Payment for Shares.  This option shall be exercised by the methods set forth in the instructions relating thereto as contained on the online website from which the Optionee has received notice as to the grant of this option by the Company to the Optionee.  No fractional shares of Common Stock shall be issued pursuant to the grant of this option, but in lieu therefore, the cash value of such fraction shall be paid.

4.                                      Non-transferability.  This option is not transferable by Optionee except as otherwise provided in Paragraph 5 below, and during Optionee’s lifetime is exercisable only by Optionee.

5.                                      Exercise After Death or Termination of Service to the Company.  In the event Optionee dies before the expiration of this option, Optionee’s estate, or the person or persons to whom Optionee’s rights under this option shall pass by will or the laws of descent and distribution, may exercise this option, to the extent exercisable at the date of death, at any time within ninety (90) days following Optionee’s death (but in any event before the Grant Expiration Date).  In the event that the Optionee’s employment is terminated as a result of the Optionee’s permanent and total disability (as determined under the terms of the Company’s long term disability plan), the Optionee may exercise this option, to the extent exercisable on the date of such termination, at any time within ninety (90) days following such termination (but in any event before the Grant Expiration Date).  In the event Optionee ceases to be employed by the Company or an Affiliate by reason of termination of employment other than for Cause (as defined in the Plan), other than for permanent or total disability or other than for the voluntary termination of employment by Optionee, the Optionee may exercise this option, to the extent exercisable on the date of such termination of employment, at any time within thirty (30) days following the date of such termination of employment (but in any event before the Grant Expiration Date).  If Optionee’s employment is otherwise terminated for Cause or by reason of the voluntary termination of employment by Optionee, this option shall immediately terminate on the date of such termination of employment.

6.                                      Limitation of Rights.

(a)                                 No Right to Continue as an Employee.  Neither the Plan nor the grant of the option shall constitute or be evidence of any agreement or understanding, express or implied, that the Optionee has a right to continue as an employee of the Company or any of its Affiliates for any period of time, or at any particular rate of compensation.

(b)                                 No Stockholder’s Rights for Options.  The Optionee shall have no rights as a stockholder with respect to the shares covered by this option until the date of the issuance of a stock certificate therefor, and no adjustment will be made for any dividends or other rights for which the record date is prior to the date such certificate is issued.

(c)                                  Restrictions on Sales of Shares.  By accepting the grant of this option, the Optionee agrees not to sell any shares of Common Stock acquired upon exercise of this option other than as set forth in the Plan and at a time when applicable laws, Company policies or an agreement between the Company and its underwriters do not prohibit a sale.

7.                                      Taxes.  The Optionee (and not the Company or any Affiliate) shall be responsible for the Optionee’s federal, state, local or foreign tax liability and any of the Optionee’s other tax consequences that may arise as a result of the transactions contemplated by this Agreement.  The Optionee shall rely solely on the determinations of the Optionee’s own tax advisors or the Optionee’s own determinations, and not on any statements or representations by the Company or any of its agents, with regard to all such tax matters.  To the extent that the receipt, vesting or exercise of this option, or other event, results in income to the Optionee for federal, state or local income tax purposes, the Optionee shall deliver to the Company or its Affiliate at the time the Company or its Affiliate is obligated to withhold taxes in connection with such receipt, vesting, exercise or other event, as the case may be, such amount as the

Company or its Affiliate requires to meet its withholding obligation under applicable tax laws or regulations, and if the Optionee fails to do so, the Company shall not be obligated to deliver any shares of Common Stock to the Optionee and shall have the right and authority to deduct or withhold from other compensation payable to the Optionee an amount sufficient to satisfy its withholding obligations.

8.                                      Incorporation by Reference.  The terms of the Plan to the extent not stated herein are expressly incorporated herein by reference and in the event of any conflict between this Agreement and the Plan, the terms of the Plan shall govern, control and supersede over the provisions of this Agreement.  Capitalized terms used in this Agreement and not defined shall have the meanings given in the Plan.

All of the terms and conditions of this Agreement are hereby confirmed, ratified, approved and accepted by the Company and by the Optionee, who has accepted this Agreement and its terms pursuant to Optionee’s electronic submission of Optionee’s confirmation of this Agreement in accordance with the instructions contained on the online website maintained for the benefit of the Company for options.